Exhibit 2

Resolutions Approved at the January 15, 2016 Joint Meeting of the Boards of Trustees of NorthStar Corporate Income Master Fund, NorthStar Corporate Income Fund and NorthStar Corporate Income Fund-T (the “Funds”).

Approval of Fidelity Bond

WHEREAS, Section 17(g) of the 1940 Act and Rule 17g-1(a) thereunder require each of the Funds, to provide and maintain a bond which has been issued by a reputable fidelity insurance company authorized to do business in the place where the bond is issued, to protect the Funds against larceny and embezzlement, covering each officer and employee of the Funds who may singly, or jointly with others, have access to the securities or funds of the Funds, either directly or through authority to draw upon such funds of, or to direct generally, the disposition of such securities, unless the officer or employee has such access solely through his position as an officer or employee of a bank (each, a “covered person”); and

WHEREAS, Rule 17g-1 under the 1940 Act specifies that the bond may be in the form of (i) an individual bond for each covered person, or a schedule or blanket bond covering such persons, (ii) a blanket bond which names the Funds as the only insured (a “single insured bond”), or (iii) a bond which names the Funds and one or more other parties as insureds (a “joint insured bond”), as permitted by Rule 17g-1 under the 1940 Act; and

WHEREAS, Rule 17g-1 under the 1940 Act requires that a majority of the Non-Interested Trustees of each of the Funds approve periodically (but not less than once every 12 months) the reasonableness of the form and amount of the bond, with due consideration to the value of the aggregate assets of the Funds to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of securities and other investments to be held by the Funds, and pursuant to factors contained in Rule 17g-1 under the 1940 Act, which are described in the accompanying memorandum attached hereto; and

WHEREAS, under Rule 17g-1 under the 1940 Act, the Funds are required to make certain filings with the SEC and give certain notices to each member of the Boards in connection with the bond, and designate an officer who shall make such filings and give such notices.

NOW, THEREFORE, BE IT RESOLVED, that, having considered the expected aggregate value of the securities and funds of the Funds to which officers or employees of the Funds may have access (either directly or through authority to draw upon such funds or to direct generally the disposition of such securities), the type and terms of the arrangements made for the custody of such securities and funds, the nature of securities and other investments to be held by the Funds, the accounting procedures and controls of the Funds, the nature and method of conducting the operations of the Funds and the requirements of Section 17(g) of the 1940 Act and Rule 17g-1 thereunder, each of the Boards, including a majority of the Non-Interested Trustees, hereby determines that the amount, type, form, premium and coverage of the fidelity bond (the “Fidelity Bond”), covering the officers and employees of the Funds and insuring the Funds against loss from fraudulent or dishonest acts, including larceny and embezzlement, issued by Great American Insurance Company, having an aggregate coverage of $1,000,000, are fair and reasonable; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed to take all appropriate actions, with the advice of legal counsel to the Funds, to provide and maintain the Fidelity Bond on behalf of the Funds; and

FURTHER RESOLVED, that the Chief Compliance Officer of the Funds be and hereby is, designated as the party responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed to file a copy of the Fidelity Bond and any other related document or instrument with the SEC; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Funds, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions; and

FURTHER RESOLVED, that any and all actions previously taken by the Funds or any of its trustees, Authorized Officers or other employees in connection with the documents, and actions contemplated by the foregoing resolutions be, and they hereby are, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Funds.